AMENDMENT OF SHAREHOLDER SERVICES AGREEMENT
This Amendment to the Shareholder Services Agreement (the "Agreement") by and between American Funds Service Company (hereinafter "AFS") and The Tax-Exempt Money Fund of America (hereinafter called the "Fund") is dated as of the first day of July, 2001.
WHEREAS, AFS and the Fund entered into the Agreement with regard to certain shareholder services to be performed by AFS; and
WHEREAS, AFS and the Fund desire to amend said Agreement in the manner hereinafter set forth;
NOW THEREFORE, pursuant to Section 9 of the Agreement, AFS and the Fund hereby amend the Agreement as follows:
1. Section 6 is amended to read as follows:
AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:
ANNUAL ACCOUNT MAINTENANCE FEE (PAID MONTHLY):
$0.44 per month for each open account on AFS' books or in Level 0, 2 or 4 Networking ($5.28 per year).
$0.06 per month for each open account maintained in Street Name or
Level 1 or 3 Networking ($0.72 per year).
No annual fee will be charged for a participant account underlying a 401(k)
or other defined contribution plan where the plan maintains a single account on AFS' books and responds to all participant inquiries.
TRANSACTION FEES:
$2.57 per non-automated transaction
$0.20 per automated transaction
For this purpose, "transactions" shall include all types of transactions included in an "activity index" as reported to the Review and Advisory Committee at least annually. AFS will bill the Fund monthly, on or shortly after the first of each calendar month, and the Fund will pay AFS within five business days of such billing.
Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of directors/trustees of the Fund.
IN WITNESS THEREOF, AFS and the Fund have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.
THE TAX-EXEMPT MONEY FUND   AMERICAN FUNDS
OF AMERICA     SERVICE COMPANY
BY:/s/ Julie F. Williams    BY:/s/ Angela M. Mitchell
Name: Julie F. Williams                   Name: Angela M. Mitchell
Title: Secretary                               Title:    Secretary

Date:    February 1, 2002                  Date:    February 1, 2002

                       ADMINISTRATIVE SERVICES AGREEMENT
WHEREAS, The Tax-Exempt Money Fund of America (the "Fund"), is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified investment company that offers Class R-5 shares; and
WHEREAS, Capital Research and Management Company (the "Investment Adviser"), is a Delaware corporation registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies; and
WHEREAS, the Fund wishes to have the Investment Adviser arrange for and coordinate and monitor the provision of transfer agent and shareholder services ("transfer agent services") and certain other administrative services (other than those provided pursuant to any other agreement with the Fund), including but not limited to recordkeeping, transactional services, tax information returns and reports, fund communication and shareholder communication (collectively "administrative services") for the Fund's Class R-5 shares; and WHEREAS, the Investment Adviser is willing to perform or to cause to be performed such transfer agent services and administrative services for the Fund's Class R-5 shares on the terms and conditions set forth herein; and WHEREAS, the Fund and the Investment Adviser wish to enter into an Administrative Services Agreement ("Agreement") whereby the Investment Adviser would perform or cause to be performed such transfer agent services and administrative services for the Fund's Class R-5 shares;
NOW, THEREFORE, the parties agree as follows:
1. Services. During the term of this Agreement, the Investment Adviser shall perform or cause to be performed the transfer agent services and administrative services set forth in Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties. The Fund and Investment Adviser acknowledge that the Investment Adviser will contract with third parties, including American Funds Service Company ("AFS"), to perform such transfer agent services and administrative services. In selecting third parties to perform transfer agent and administrative services, the Investment Adviser shall select only those third parties that the Investment Adviser reasonably believes have adequate facilities and personnel to diligently perform such services. The Investment Adviser shall monitor, coordinate and oversee the activities of the third parties with which it or AFS contracts to ensure shareholders receive high-quality service. In doing so the Investment Adviser shall establish procedures to monitor the activities of such third parties. These procedures may, but need not, include monitoring: (i) telephone queue wait times; (ii) telephone abandon rates; (iii) website and voice response unit downtimes; (iv) downtime of the third party's shareholder account recordkeeping system; (v) the accuracy and timeliness of financial and non-financial transactions; and (vi) to ensure compliance with the Fund prospectus.
2. Fees.
  (a) TRANSFER AGENT FEES. In consideration of transfer agent services performed or caused to be performed by the Investment Adviser for the Fund's Class R-5 shares, the Fund shall pay the Investment Adviser transfer agent fees according to the fee schedule contained in the Shareholder Services Agreement between the Fund and AFS (a copy of which is attached hereto). No Transfer Agent Fees shall be paid in respect of accounts that are held in other than street name or a networked environment. No fees shall be paid under this paragraph 2(a) for services provided by third parties other than AFS. All fund-specific charges from third parties -- including DST charges, postage, NSCC transaction charges and similar out-of-pocket expenses -- will be passed through directly to the Fund. Transfer agent fees shall be paid within 30 days after receipt of an invoice for transfer agent services performed the preceding month.
  (b) ADMINISTRATIVE SERVICES FEES. In consideration of administrative services performed or caused to be performed by the Investment Adviser for the Fund's Class R-5 shares, the Fund shall pay the Investment Adviser an administrative services fee ("administrative fee"). The administrative fee shall accrue daily and shall be calculated at the annual rate of 0.10% of the average net assets of the Class R-5 shares. The administrative fee shall be paid within 30 days after receipt of an invoice for administrative services performed in the preceding month.
3. Effective Date and Termination of Agreement. This Agreement shall become effective on May 15, 2002, and unless terminated sooner it shall continue in
effect until October 31, 2002.   It may thereafter be continued from year to
year only with the approval of a majority of those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Agreement or any agreement related to it (the "Independent Trustees"). This Agreement may be terminated as to the Fund as a whole or any class of shares individually at any time by vote of a majority of the Independent Trustees. The Investment Adviser may terminate this agreement upon sixty (60) days' prior written notice to the Fund.
4. Amendment. This Agreement may not be amended to increase materially the fees payable under this Agreement unless such amendment is approved by the vote of a majority of the Independent Trustees.
 5. Assignment. This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith. The term "assignment" shall have the meaning set forth in the 1940 Act. Notwithstanding the foregoing, the Investment Adviser is specifically authorized to contract with third parties for the provision of transfer agent, shareholder services, and administrative services on behalf of the Fund.
 6. Issuance of Series of Shares. If the Fund shall at any time issue shares in more than one series, this Agreement may be adopted, amended, continued or renewed with respect to a series as provided herein, notwithstanding that such adoption, amendment, continuance or renewal has not been effected with respect to any one or more other series of the Fund.
 7. Choice of Law. This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.
 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate original by its officers thereunto duly authorized, as of May 1, 2002.
CAPITAL RESEARCH AND   THE TAX-EXEMPT MONEY
MANAGEMENT COMPANY   FUND OF AMERICA
By: /s/ James F. Rothenberg   By: /s/ Paul G. Haaga, Jr.
 James F. Rothenberg, President    Paul G. Haaga, Jr., Chairman
By: /s/ Michael J. Downer   By: /s/ Julie F. Williams
 Michael J. Downer, Vice President    Julie F. Williams, Secretary
  and Secretary
               EXHIBIT A
TO THE
ADMINISTRATIVE SERVICES AGREEMENT
TRANSFER AGENT SERVICES
The Investment Adviser or any third party with whom it may contract, including American Funds Service Company (the Investment Adviser and any such third-party are collectively referred to as "Service Provider") shall act, as necessary, as stock transfer agent, dividend disbursing agent and redemption agent for the Fund's Class R-5 shares, and shall provide such additional related services as the Fund's Class R-5 shares may from time to time require, all of which services are sometimes referred to herein as "shareholder services." ADMINISTRATIVE SERVICES
1. Record Maintenance
The Service Provider shall maintain, and require any third parties with which it contracts to maintain with respect to each Fund shareholder holding the Fund's Class R-5 shares in a Service Provider account ("Customers") the following records:
a. Number of Shares;
b. Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;
c. Name and address of the Customer, including zip codes and social security numbers or taxpayer identification numbers;
d. Records of distributions and dividend payments; and
e. Any transfers of shares.
2. Shareholder Communications
Service Provider shall:
a. Provide to a shareholder mailing agent for the purpose of delivering certain Fund-related materials the names and addresses of all Customers. The Fund-related materials shall consist of updated prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. In the alternative, the Service Provider may distribute the Fund-related materials to its Customers.
b. Deliver current Fund prospectuses and statements of additional information and annual and other periodic reports upon Customer request, and, as applicable, with confirmation statements;
c. Deliver statements to Customers on no less frequently than a quarterly basis showing, among other things, the number of Class R-5 shares of the Fund owned by such Customer and the net asset value of the Class R-5 shares of the Fund as of a recent date;
d. Produce and deliver to Customers confirmation statements reflecting purchases and redemptions of Class R-5 shares of the Fund;
e. Respond to Customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates;
f. If the Service Provider accepts transactions in the Fund's Class R-5 shares from any brokers or banks in an omnibus relationship, require each such broker or bank to provide such shareholder communications as set forth in 2(a) through 2(e) to its own Customers.
3. Transactional Services
The Service Provider shall communicate to its Customers, as to Class R-5 shares of the Fund, purchase, redemption and exchange orders reflecting the orders it receives from its Customers or from any brokers and banks for their Customers. The Service Provider shall also communicate to beneficial owners holding through it, and to any brokers or banks for beneficial owners holding through them, as to shares of Class R-5 shares of the Fund, mergers, splits and other reorganization activities, and require any broker or bank to communicate such information to its Customers.
4. Tax Information Returns and Reports
The Service Provider shall prepare and file, and require to be prepared and filed by any brokers or banks as to their Customers, with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting: (i) dividends and other distributions made; (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations; and (iii) gross proceeds of sales transactions as required.
5. Fund Communications
The Service Provider shall, upon request by the Fund, on each business day, report the number of Class R-5 shares on which the administrative fee is to be paid pursuant to this Agreement. The Service Provider shall also provide the Fund with a monthly invoice.
6. Monitoring of Service Providers
The Investment Adviser shall coordinate and monitor the activities of the Service Providers with which it contracts to ensure that the shareholders of the Fund's Class Class R-5 shares receive high-quality service. The Investment Adviser shall also ensure that Service Providers deliver to Customers account statements and all Fund-related materials, including prospectuses, shareholder reports, and proxies.
                                  ATTACHMENT
                                       TO
                       ADMINISTRATIVE SERVICES AGREEMENT
                  AMENDMENT OF SHAREHOLDER SERVICES AGREEMENT
This Amendment to the Shareholder Services Agreement (the "Agreement") by and between American Funds Service Company (hereinafter "AFS") and The Tax-Exempt Money Fund of America (hereinafter called the "Fund") is dated as of the first day of July, 2001.
WHEREAS, AFS and the Fund entered into the Agreement with regard to certain shareholder services to be performed by AFS; and
WHEREAS, AFS and the Fund desire to amend said Agreement in the manner hereinafter set forth;
NOW THEREFORE, pursuant to Section 9 of the Agreement, AFS and the Fund hereby amend the Agreement as follows:
1. Section 6 is amended to read as follows:
AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:
ANNUAL ACCOUNT MAINTENANCE FEE (PAID MONTHLY):
$0.44 per month for each open account on AFS' books or in Level 0, 2 or 4 Networking ($5.28 per year).
$0.06 per month for each open account maintained in Street Name or
Level 1 or 3 Networking ($0.72 per year).
No annual fee will be charged for a participant account underlying a 401(k)
or other defined contribution plan where the plan maintains a single account on AFS' books and responds to all participant inquiries.
TRANSACTION FEES:
$2.57 per non-automated transaction
$0.20 per automated transaction
For this purpose, "transactions" shall include all types of transactions included in an "activity index" as reported to the Review and Advisory Committee at least annually. AFS will bill the Fund monthly, on or shortly after the first of each calendar month, and the Fund will pay AFS within five business days of such billing.
Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the Board of Trustees of the Fund.
IN WITNESS THEREOF, AFS and the Fund have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.
THE TAX-EXEMPT MONEY    AMERICAN FUNDS
FUND OF AMERICA     SERVICE COMPANY
BY: /s/ Julie F. Williams                  BY: /s/ Angela M. Mitchell
Name: Julie F. Williams                   Name: Angela M. Mitchell
Title: Secretary                               Title:    Secretary

Date:    February 1, 2002                  Date:    February 1, 2002